                                                                    Exhibit 10.8


Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission that certain information contained herein shall be afforded confidential treatment. The omitted portions are indicated by three asterisks.

                             PARTNERSHIP AGREEMENT

                                      OF


                                GALACTIC/TEMPO

                        A Colorado General Partnership

                                by and between

                               TEMPO SOUND, INC.

                            an Oklahoma corporation

                                      and

                         GALACTIC RADIO PARTNERS, INC.

                            a Colorado corporation

                             PARTNERSHIP AGREEMENT
                             ---------------------


         THIS PARTNERSHIP AGREEMENT is entered into as of the 7th  day of  May,
                                                              ---          ---
1990, by and between TEMPO Sound, Inc., an Oklahoma corporation ("TSI"), and Galactic Radio Partners, Inc., a Colorado corporation ("GRI"). The parties are sometimes referred to collectively as the "Partners" and individually as a "Partner".

         WHEREAS, the parties desire to form a partnership upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:



                                   ARTICLE 1

                                 ORGANIZATION



         1.1.     Formation.  Subject to satisfaction of the conditions set
                  ---------
forth in Section 1.6, the Partners hereby form a general partnership (the "Partnership") which shall be governed by the terms and conditions of this Agreement and the Colorado Uniform Partnership Act (C.R.S. (S) 7-60-101, et
                                                                         --
seq.).
---

         1.2. Name.  The name of the Partnership sha11 be GALACTIC/TEMPO, or
              ----
such other name as may be determined by unanimous decision of the Management Committee (as defined in Section 6.1).


         1.3. Purposes.
              --------

              a. The purposes of the Partnership shall be to provide Basic Cable Audio Programming (as hereinafter defined) to cable television system operators, other operators as defined in 1.3.b.i.A. below and TVRO dish programming packagers located in the Territory (as hereinafter defined) for distribution to their respective subscribers; and to do any and all other things necessary, incidental or related to the foregoing purposes.


              b. As used in this Agreement, the term "Basic Cable Audio Programming" shall mean programming meeting all of the following criteria:


              i.    it is either:

                    A. provided to cable system operators, SMATV, MMDS, DBS and other operators of other means of electronic distribution of programming for distribution by such operators to their subscribers for reception on the subscribers' home televisions or home music systems at a wholesale price to the cable system operator of $.25 or less per subscriber per month, as adjusted annually to reflect the upward percent change in prices in the preceding year as indicated in the Consumer Price Index for All Urban Consumers, the U.S. City Average for All Items, issued by the U.S. Department of Labor, Bureau of Labor Statistics, 1967-100 (the "CPI"); or

                    B. provided to "packagers" for distribution by them to private satellite dish owners as part of a package of programming services for reception on the dish owners' home televisions or home music systems at a wholesale price to the "packager" of $.25 or less per subscriber per month, as adjusted for the CPI.

              c. As used in this Agreement, the term "Territory" shall mean the United States of America, Canada, their respective possessions and territories in the Caribbean Sea and the Atlantic Ocean and those other islands in the Caribbean Sea to which American copyright protection has been extended.


         1.4. Principal Office.  The partnership shall establish its
              ----------------
principal business office at 9697 East Mineral Avenue, Englewood, Colorado 80112, or such other place as the Partners may select from time to time. The names and address of the Partners are as follows:


                   TEMPO Sound, Inc.
                   9478 W. Olympic Boulevard
                   Suite 301
                   Beverly Hills, California 90212

                   Galactic Radio Partners, Inc.
                   c/o Galactic Radio, Inc.
                   9697 East Mineral Avenue
                   Englewood, Colorado  80112


         1.5.  Term.  The Partnership shall commence on the date that the
               ----
Partners execute the Formation Notice (as hereinafter defined) contemplated by
Section 1.6 hereof (the "Formation Date") and unless sooner terminated in accordance with this Agreement or as provided by law, shall continue for a term of ten (10) years and shall continue thereafter for a renewal term of five (5) years unless either Partner gives written notice to the other Partner at least 120 days prior to the expiration of the initial ten year term that the Partnership will dissolve at the end of such term.


         1.6.  Conditions to Formation.  TSI and GRI contemplate that if the
               -----------------------
Partnership is formed, TSI, directly or through its parent company International Cablecasting Technologies, Inc. ("ICT"), and GRI, through its parent company Galactic Radio, Inc. ("Galactic"), will contribute to the Partnership, among other things, certain affiliation agreements or rights thereunder as contemplated by Section 2.2 hereof as follows:

              a. TSI intends to contribute, among other things, all rights and associated obligations relating to the delivery of Basic Cable Audio Programming pursuant to that certain agreement with Satellite Services, Inc. and ICT dated July 6, 1989 (the "TCI Agreement"), and that certain agreement with Viacom dated May 4,. 1990 (the "Viacom Agreement"). All of the material terms of the TCI Agreement and the Viacom Agreement as they relate to the delivery of Basic Cable Audio Programming are described on Exhibit A attached hereto. TSI hereby agrees
                                   ---------
to provide to GRI, within five (5) business days after the execution of this Agreement, excerpted copies of the TCI and Viacom Agreements which excerpted copies shall contain all provisions relating to the delivery of Basic Cable Audio Programming, and shall be certified by the President of TSI as complete and accurate copies of such provisions. GRI shall have 10 business days following receipt of such documents to examine them to verify the accuracy of Exhibit A attached hereto. If GRI determines, in its sole discretion, that such
---------
agreements do not comport with the descriptions thereof on Exhibit A, or contain
                                                           ---------
other material terms not described on Exhibit A which GRI determines, in its
                                      ---------
sole discretion, to be materially adverse, GRI shall so notify TSI in writing at or prior to the end of such 10 business day period and the parties shall attempt to reach a new agreement with respect to the formation of the Partnership. If no agreement is reached within 30 days of delivery of such notice, the Partnership shall not be formed and this Agreement shall be terminated without penalty or liability to either party.

              b. GRI intends to contribute, among other things, that certain agreement with Jones Programming Services, Inc. dated May 1, 1990 (the "Jones Agreement"). All of the material terms of the Jones Agreement are described on Exhibit B attached hereto, GRI hereby agrees to provide to TSI, within five (5)
---------
business days after the execution of this Agreement, a copy of the Jones Agreement certified by the President of GRI as a complete and accurate copy of such agreement. TSI shall have 10 business days following receipt of such document to examine the Jones Agreement to verify the accuracy of Exhibit B
                                                                  ---------
attached hereto. If TSI determines, in its sole discretion, that such agreement does not comport with the description thereof on Exhibit B, or contains other
                                                 ---------
material terms not described on Exhibit B which TSI determines, in its sole
                                ---------

discretion, to be materially adverse, TSI shall so notify GRI in writing at or prior to the end of such 10 business day period and the parties shall attempt to reach a new agreement with respect to the formation of the Partnership. If no agreement is reached within 30 days of delivery of such notice, the Partnership shall not be formed and this Agreement shall be terminated without penalty or liability to either party. Jones Programming Services, Inc. shall be entitled to receive the Basic Cable Audio Programming of the Partnership at a license fee of no more than *** per month, and on such other terms and conditions as are no less favorable (excluding any equity participation rights or any right to pay less than *** per month as a license fee) than the terms and conditions on which TCI is receiving such service pursuant to the TCI Agreement. To the extent that Exhibit B
---------
attached hereto describes terms that are not in keeping with the above statement, the Partners agree that the Jones Agreement may be amended such that it does comport with the intent of the preceding sentence.

              C. At such time as either TSI or GRI determines that the conditions set forth in Section 1.6(a) or Section 1.6(b), as applicable, has been satisfied, such Partner shall give notice thereof to the other, and if both Partners have determined that such conditions are satisfied, the Partners shall promptly execute a notice (a "Formation Notice") setting forth the date for the commencement of the Partnership which shall be the first date on which all conditions set forth in Sections 1.6(a) and 1.6(b) are satisfied.


                                   ARTICLE 2

                                    CAPITAL


         2.1.  Partners' Ownership Interests.  Each Partner's ownership interest
               -----------------------------
in the Partnership ("Ownership Interest") initially shall be fifty percent (50%). Such Ownership Interest is subject to adjustment pursuant to the other terms and provisions of this Agreement.

         2.2.  Initial Capital Contributions.  The initial capital contributions
               -----------------------------
of the Partners shall be made on the Formation Date as follows:

               a.  Cash.
                   ----
                   TSI               $15,000
                   ---
                   GRI               $15,000
                   ---

              b.   Affiliation Agreements.  In addition, on the Formation Date
                   ----------------------
each Partner shall contribute all of its current affiliation agreements with cable television system operators in the Territory, or rights thereunder with respect to Basic Cable Audio Programming, including the TCI Agreement, the Viacom Agreement and the Jones Agreement, and all affiliation agreements hereafter entered into by each Partner which are in the process of being negotiated with cable television system operators in the Territory as of the date of this Agreement, all of which agreements contributed by or on behalf of each Partner are listed by Partner on Exhibit C attached hereto.
                                      ---------

         2.3.  Additional Capital Contributions.  Subsequent to the funding of
               --------------------------------
the initial capital contributions, additional capital contributions may be required by the Partnership from time to time in such amounts and payable at such time, in such manner and on such terms as may be determined by agreement of the Partners as set forth in Section 6.5 of this Agreement. Such additional capital contributions shall be provided to the Partnership by each Partner in proportion to each Partner's Ownership Interest at the time specified in such capital call. Neither Partner may contribute property or assets to the Partnership without the consent of the other Partner.

         2.4.  Default.
               -------

              a. If any Partner shall fail or refuse to pay any additional capital contributions called for by the Partners pursuant to Section 2.3 hereof in the amount, at the time, in the manner and on the terms determined by the Partners (the "Defaulting Partner"), the other Partner (the "Complying Partner") may, at its sole option:

                 i. make an additional capital contribution to the Partnership in the aggregate amount of the additional capital contribution required of both Partners in response to such call, or such lesser amount as the Complying Partner may elect (an "Aggregate Capital Contribution");

                 ii. in addition to making the additional capital contribution required of it in response to such call, make a loan to the Defaulting Partner by advancing to the Partnership on behalf of the Defaulting Partner the additional capital contribution required of the Defaulting Partner, or such lesser amount as the Complying Partner may elect (a "Capital Loan"); or

                 iii. in lieu of making the additional capital contribution required of it in response to such call, make a loan to the Partnership in an amount equal to the aggregate amount of the additional capital contribution required of both Partners, or in such lesser amount as the Complying Partner may elect, which loan shall be convertible, at the Complying Partner's option and from time to time, into equity in the Partnership (a "Convertible Debt Loan").

              b. If the Complying Partner elects to make the Aggregate Capital Contribution pursuant to Section 2.4.a.i., the Complying Partner's Capital Account shall be credited with the amount of such contribution and the Ownership Interests of the Complying Partner and the Defaulting Partner shall be adjusted accordingly to give effect to the increased capital contribution of the Complying Partner. If the Complying Partner elects to make a Convertible Debt Loan pursuant to Section 2.4.a.iii., the Complying Partner may elect, at any time that any Convertible Debt Loan is outstanding and upon 5 days prior written notice to the Defaulting Partner (a "Conversion Election"), to convert all or any portion of any Convertible Debt Loan into equity, and upon such conversion the amount so converted shall be credited to the Complying Partner's account and the Ownership Interests of the Partners shall be adjusted accordingly to give effect to the increased capital contribution of the Complying Partner. Exhibit D
                                                                       ---------
attached hereto sets forth hypothetical illustrations of the Ownership Interest adjustments contemplated by this Section 2.4.b in the event a Complying Partner elects to make an Aggregate Capital Contribution and in the event a Complying Partner elects to make and then convert a Convertible Debt Loan.


              c. If the Complying Partner elects to make a Capital Loan pursuant to Section 2.4.a.ii., or a Convertible Debt Loan pursuant to Section 2.4.a.iii., such loan shall bear interest at the per annum rate of two percent (2%) in excess of the prime rate in effect from time to time as published by Chemical Bank, New York, New York, or its successor (the "Prime Rate"). Any Capital Loan and, unless converted, any Convertible Debt Loan shall be due and payable 30 days following a demand, or if no demand is made, in three equal annual installments of principal plus accrued interest on the first, second and third anniversaries of the date of such loan. In addition, any Defaulting Partner may pay at any time or from time to time, all or any portion of any outstanding Capital Loan, and the Partnership may pay at any time or from time to time, if no Conversion Election has been made and with the written approval of the Partner or Partners holding the Convertible Debt Loans to be repaid, all or any portion of any outstanding Convertible Debt Loan. Until all Capital Loans are paid in full and all Convertible Debt Loans are either converted or paid in full, any distributions which the Defaulting Partner would otherwise be entitled to receive under Article 4 or Section 10.2 shall be paid to the Complying Partner, and shall be applied first to reimbursement of costs of collection, if any, next to accrued interest and the balance to outstanding principal of the Capital Loans and Convertible Debt
Loans and shall reduce the installments due thereon in inverse order of their scheduled due dates. The Capital Account of the Defaulting Partner shall nevertheless be debited with the Defaulting Partner's share of distributions which is applied to repayment of any Capital Loan. If a Defaulting Partner defaults in the payment of a Capital Loan or the Partnership defaults in payment of a Convertible Debt Loan, such loan shall become immediately due and payable, and shall bear interest from the date of default until payment in full at a rate of four percent (4%) per annum in excess of the Prime Rate. With respect to any Capital Loan the Defaulting Partner agrees and with respect to any Convertible Debt Loan the Partnership agrees to pay all costs of collection, if any, including attorneys' fees. All Capital Loans and unconverted Convertible Debt Loans shall automatically become due and payable upon any Transfer of the Defaulting Partner's Ownership Interest. All Capital Loans and Convertible Debt Loans shall be represented by a promissory note or other evidence of indebtedness reasonably satisfactory to the Complying Partner and shall be secured by a security interest, in the case of Capital Loans, in the Defaulting Partner's Ownership Interest and, in the case of Convertible Debt Loans, in the Partnership's assets. The Defaulting Partner or the Partnership, as applicable, shall execute and deliver such promissory notes, security agreements, financing statements and other documents relating to a Capital Loan or Convertible Debt Loan as the Complying Partner shall reasonably request. The Defaulting Partner hereby irrevocably appoints the Complying Partner and its duly authorized officers and agents, with full power of substitution, as the Defaulting Partner's attorney-in-fact to act for and in the Defaulting Partner's behalf and stead to execute, deliver, file and record any one or more of the foregoing. The Complying Partner shall not exercise the foregoing appointment unless the Complying Partner is unable, after reasonable effort, to secure the Defaulting Partner's signature on any such documents.


              d. Unless and until the Complying Partner elects to make an Aggregate Capital Contribution, Capital Loan, or Convertible Debt Loan pursuant to Sections 2.4.a.i through iii., the unpaid amount of any additional capital contribution shall constitute a debt of the Defaulting Partner to the Partnership, payable without further demand, together with interest at the rate of 2% per annum in excess of the Prime Rate and all costs of collection, including attorneys' fees, and shall be and hereby are secured by a security interest in the Defaulting Partner's Ownership Interest.

              e.   The rights granted to the Complying Partner under this
Section 2.4 shall be the exclusive remedy of the Complying Partner in the event that the Complying Partner elects to make an Aggregate Capital Contribution and in the event that the Complying Partner, after making a Convertible Debt Loan, converts such loan into equity. In all other instances, the rights granted to the Complying Partner under this Section 2.4. are in addition to any rights or remedies, including the right to seek incidental or consequential damages, that the Complying Partner may have under this Agreement or at law or in equity relating to the failure or refusal of the Defaulting Partner to make any additional capital contribution required of it in response to a capital call by the Partners pursuant to Section 2.3 hereof.


              f. If the Partnership prepays any loans made by a Partner to the Partnership, such prepayments shall be allocated among the loans in accordance with Section 1O.2.c.iii, and if a Defaulting Partner prepays any Capital Loans, such prepayments shall be allocated among such loans in accordance with their respective unpaid balances.


         2.5.  Interest on Capital Contributions.  No interest shall be paid on
               ---------------------------------
any contribution to the capital of the Partnership.


         2.6.  Capital Accounts.  There shall be established and maintained on
               ----------------
the books of the Partnership a separate capital account (a "Capital Account") for each Partner. Each Partner's Capital Account shall be credited with the amount of money and the fair market value of other property contributed to the Partnership pursuant to this Article 2 net of any liabilities, if any, which the partnership assumes or to which the Partnership takes subject. GRI and TSI agree that the net fair market values of their respective affiliation agreements initially contributed pursuant to Section 2.2.b. are equal and that the net fair market value of each Partner's contributed affiliation agreements is $300,000. Each Partner's allocated share of Partnership items of income, gain, loss and deduction shall be credited or debited to its Capital Account. All Partnership distributions to a Partner of cash or property (which shall be valued at its fair market value net of any liabilities, if any, which the Partner assumes or to which the Partner takes subject) shall be debited to such Partner's Capital Account. The Capital Accounts shall be adjusted in accordance with Treas. Reg.
Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, amortization, and gain or loss, as computed for book purposes, with respect to such property. Notwithstanding any other provision hereof, Capital Accounts shall be maintained in accordance with Treasury Regulations under Section 704(b) of the Internal Revenue Code ("IRC").


         2.7.  Borrowing.  To the maximum extent reasonably available,
               ----------
borrowing from third parties or, in the Management Committee's discretion, Partners or their affiliates, rather than calls for additional capital contributions, shall be utilized to meet the funding requirements of the Partnership. Such financing may be arranged through a lending institution making loans directly to the Partnership or by loans from a Partner or any affiliate of a Partner to the Partnership represented by a promissory note or other evidence of indebtedness satisfactory to such Partner. If financing is provided in the form of a loan from a Partner, or any affiliate of such Partner, such loan shall be secured by a security interest in the Partnership's assets and shall bear interest at the rate charged to the lending Partner or affiliate by unrelated banks or lending institutions on comparable loans for similar purposes, or if there are no such comparable loans, at such reasonable rate as the lending Partner or affiliate may charge. With the exception of Convertible Debt Loans, all terms of loans to the Partnership, including the interest rate on loans from a Partner or its affiliates, must be approved by the Management Committee.


                                   ARTICLE 3

                       ALLOCATION OF PROFITS AND LOSSES



         3.1.  General.  Except as otherwise determined below or in Section
               -------
2.4(b), all profits losses and credits of the Partnership for a fiscal year shall be allocated in accordance with the Partners' Ownership Interests.


         3.2.  Change In Ownership Interest.  If the Partners' Ownership
               ----------------------------
Interests change during a fiscal year, the Partner's share of profits, losses and credits for such fiscal year shall be determined by assigning to each day in the fiscal year the fraction of such item equal to the Partner's Ownership Interest in effect on such day divided by the number of days in the fiscal year, and by taking the sum of all the amounts so allocated to days within the fiscal year; provided that gain on the sale of Partnership assets shall be allocated in accordance with the Ownership Interests in effect at the time of the sale.


         3.3.  Sale of Substantiallv All Assets. Notwithstanding the foregoing,
               --------------------------------
gain or loss on the sale of all or substantially all assets of the Partnership shall be allocated so that, to the extent possible, the Partners' resulting Capital Account balances are in the ratio of their Ownership Interests.


         3.4.  Oualified Income Offset and Minimum Gain Chargeback Rules.  The
               ---------------------------------------------------------
"qualified income offset" rules of Treas. Reg. Section l.704-l(b)(2)(ii)(d), and the "minimum gain chargeback" rules of Temp. Treas. Reg. Sections 1.704-lT(b)(4)(iv)(e), or any successor provisions, shall apply with respect to the allocation of Partnership items.


         3.5.  Nonrecourse Debt.  Any Partner nonrecourse deductions for a
               ----------------
taxable year shall be allocated to the Partner that made, or guaranteed, or is otherwise liable with respect to the loan to which such deductions are attributable, in accordance with Temp. Treas. Reg. Section l.704-lT(b)(4)(iv)(h) or any successor provision. If there is a net decrease during a Partnership taxable year in the minimum gain attributable to a Partner nonrecourse debt, the chargeback rules of Temp. Treas. Reg. Section l.704-lT(b)(iv)(h) or any successor provision shall apply.


         3.6.  Capital Accounts.  Any allocations of profit or loss pursuant to
               ----------------
Section 2.4(c), Section 3.3 and Section 3.4 shall, to the maximum extent possible consistent with such Sections, be taken into account in computing subsequent allocations of profit and loss, so that the Partners' Capital Account balances shall be equal to the balances that would have resulted in the absence of such Sections. The character of profit or loss allocated in such subsequent allocations shall, to the extent possible, be the same as the allocations which would have been made in the absence of such Sections.


         3.7.  Contributions of Property.  In accordance with IRC Section 704(c)
               -------------------------
and the Treasury Regulations thereunder, solely for federal and applicable state and local income tax purposes, income, gain, loss and deduction with respect to any property contributed to the Partnership shall be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the contributing Partner for federal income tax purposes and its fair market value at the time of contribution.

         3.8.  Profit or Loss.  For purposes of Article 3,
               --------------

"profit or loss" refers to taxable income of the Partnership as computed under IRC Section 703, but taking into account also (i) any item of income exempt from tax, and (ii) any item of expense described in IRC Section 705(a)(2)(B) or treated as described in Section 705(a)(2)(B) by Regulations promulgated under IRC Section 704(b).


                                 ARTICLE 4

                               DISTRIBUTIONS


         4.1.  Sharing of Distributions.  Any distributions, including
               ------------------------
distributions in kind of assets of the Partnership, shall be made in accordance with the Partners' Ownership Interest at the time of distribution. Except as the Partners may otherwise agree, all distributions, other than distributions to be made upon the dissolution of the Partnership, shall be made in cash. At any time that any distribution is made upon the dissolution of the Partnership, the Partner or other person responsible for making such distribution shall, to the maximum extent possible, distribute in kind those assets contributed to the Partnership pursuant to Section 2.2.b. hereof to the Partner who so contributed such assets. Any such distributions in kind shall be valued at the fair market value of such assets at the time of distribution; provided, however, that in connection with any distribution in kind made pursuant to this Section 4.1 on or before the second anniversary of the Formation Date, those assets contributed to the Partnership pursuant to Section 2.2.b hereof shall be deemed to have the value attributed to them pursuant to Section 2.6 hereof. All assets, other than those originally contributed to the Partnership pursuant to Section 2.2.b. shall, to the maximum extent possible, be distributed in kind among the Partners and shall be valued at the fair market value of such assets at the time of distribution. If the fair market value at the time of distribution of the assets initially contributed by any Partner pursuant to Section 2.2.b. is such that the distribution of such assets to the contributing Partner would constitute an over-distribution to such Partner, such Partner may elect to accept the distribution in kind of such assets and pay in cash to the Partnership the amount of the over-distribution. To the extent that distributions in kind cannot be made as contemplated hereby, the assets of the Partnership shall be sold and distributions shall be paid in cash or other property received by the Partnership upon such sale.


         4.2.  Time of Distribution.  No Partner shall have the right to
               --------------------
withdraw any amount from its Capital Account, or to receive any distribution or return of capital, without the approval of the Management Committee. The Management Committee shall, from time to time, make distributions from Partnership operations to the Partners in amounts that it determines are not needed and may not reasonably be expected to be needed for Partnership purposes and repayment of Partnership obligations (including expenses and 1oans) or establishing reasonable reserves therefor.


         4.3.  Limits on Distributions.  The Partnership shall repay principal
               -----------------------
and accrued interest on any Convertible Debt Loans and on any other loans made by any Partner or its affiliates to the Partnership prior to making any distributions to the Partners.



                                   ARTICLE 5

                      ACCOUNTING RECORDS AND FISCAL YEAR



         5.1.  Books and Records.  The Management Committee shall determine once
               -----------------
every three years who or what entity shall keep the books and records of the Partnership, which may be a Partner or the Partnership. In the event the Management Committee is deadlocked with respect to who should keep the books and records of the Partnership, the Partnership shall keep its own books and records. For the first three years after the Formation Date, GRI shall keep or cause to be kept on behalf of the Partnership appropriate records and books of account in reasonable detail and in accordance with generally accepted accounting principles. The Partnership's books initially shall be audited annually by Arthur Andersen & Co. or such other nationally recognized firm of independent public accountants as may be selected from time to time by the

Management Committee. The books and records shall be maintained at the principal business office of the Partnership or such other place(s) as the Partners may determine, and all such books and records shall be available for inspection and copying by the Partners or their duly authorized representatives during normal business hours after giving reasonable notice.



         5.2.  Financial Statements.  The person or entity then keeping the
               --------------------
books and records of the Partnership pursuant to Section 5.1 hereof shall cause to be delivered to each Partner the following financial statements prepared, in each case, in accordance with generally accepted accounting principles consistently applied, and such other reports as any Partner may reasonably request:



              a.   promptly upon availability, and in any event within thirty
(30) days after the end of each month, an unaudited balance sheet as of the end of such month; and an unaudited statement of income or loss: for the interim period through such month, such statement of income or loss of such period to include, in reasonable detail, a comparison of actual to budgeted income or loss;



              b.   promptly upon availability, and in any event within thirty'
(45) days after the end of each of the first three quarterly periods of each fiscal year, an unaudited statement of cash flow for the year to date then ended; and

              c.   promptly upon availability and in any event with seventy-five
(90) days after the end of each fiscal year, a balance sheet of the Partnership as of the end of such fiscal year and a statement of income or loss for such fiscal year, all accompanied by an opinion thereon of the Partnership's independent certified public accountants, such balance sheet and statement of income and loss to include a comparison of the current fiscal year with the immediately preceding fiscal year.



         5.3.  Bank Accounts.  The Partners shall arrange for the Partnership to
               -------------
maintain bank accounts in such banks or institutions as the Management Committee from time to time shall select, and such accounts shall be drawn upon by checks signed by such person or persons, and in such manner, as may be designated by the Management Committee. All monies of the Partnership shall be deposited in the bank account or accounts of the Partnership, and shall not be commingled with monies of the Partners.



         5.4.  Tax Returns Information.
               -----------------------


              a. Unless otherwise determined by the Management Committee from time to time, if the person or entity keeping the books and records of the Partnership pursuant to

Section 5.1 hereof is a Partner (or an affiliate of a Partner other than the Partnership) such Partner, or if such person or entity is not a Partner or such an affiliate, such Partner as the Management Committee may determine from time to time, shall be the "Tax Matters Partner" for the Partnership, and may take any action on behalf of the Partnership that it has authority to take as Tax Matters Partner. In the event the Management Committee determines from time to time that a person or entity other than GRI shall be the "Tax Matters Partner" for the Partnership, the Management Committee may designate such alternate person or entity; provided, however, that such changes in designation shall not be made more frequently than once every three years. The Tax Matters Partner is expressly authorized to perform on behalf of the Partnership or any Partner any act that may be necessary to make this designation effective under any regulation, ruling, procedure or instruction that may be issued by the Internal Revenue Service. The Tax Matters Partner shall cause income and other required foreign, federal, state and local tax returns for the Partnership to be prepared and to be timely filed with the appropriate authorities. The Tax Matters
Partner shall not be liable to the Partnership for any act or omission taken or suffered by it in the preparation of such tax returns provided it acted in good faith and in the belief that such act or omission is in or is not opposed to the best interest of the Partnership and further provided that such act or omission is not in violation of this Agreement and does not constitute gross negligence, fraud or a willful violation of law.



              b. The Tax Matters Partner shall cause any such tax return to be submitted to each Partner for review and approval at least thirty (30) days prior to its due date (including extensions) unless otherwise agreed to by the Partners.



              c. The Tax Matters Partner shall cause to be provided to each Partner information concerning the Partnership's taxable income or loss and each item of income, gain, loss, deduction or credit which is relevant to reporting a Partner's share of Partnership income, gain, loss, deduction or credit for purposes of foreign, federal or state income tax. Information required for the preparation of a Partner's income tax returns shall be furnished to the Partners as soon as possible after the close of the Partnership's fiscal year and, in any event, no later than the date on which the income tax return for such fiscal year is submitted to the Partners for review.



         5.5.  Fiscal Year.  Unless otherwise determined by the Management
               -----------
Committee, or otherwise required by law, the fiscal year of the Partnership shall be June 1 through May 31. GRI represents that it reports on a taxable year ending on May 31. TSI represents that it reports on a taxable year ending on September 30.

                                   ARTICLE 6

                                  MANAGEMENT



         6.1  Obligation of the Partners.  Each Partner hereby agrees that, in
              --------------------------
its capacity as a Partner in the Partnership and as a person entitled to representation on the Management Committee, it shall act in good faith in making decisions and carrying on the business of the Partnership and shall use its best efforts at all times to maximize the Basic Cable Audio Programming business of the Partnership.



         6.2.  Management Committee.  There is hereby established a Management
               --------------------
Committee of four (4) members which, unless otherwise provided in this Agreement, shall have and exercise full discretion and final authority with respect to the affairs of the Partnership (the "Management Committee"). The initial members of the Management Committee shall consist of two (2) members designated by' TSI and two (2) members designated by GRI. Either Partner may remove, at any time, its representative(s) and, upon such removal, or the death or resignation of a member of the Management Committee, a successor shall be designated by the Partner which appointed the Management Committee member being removed or replaced. Each member of the Management Committee shall have one vote, except as otherwise provided in the Agreement. Each member of the Management Committee shall and each Partner shall cause its representatives on the Management Committee to comply with the terms of this Agreement. In addition, each Partner shall be entitled to appoint alternate representatives who shall be entitled to attend meetings of the Management Committee and, in the event that a Partner's representative is unable to attend, such alternate representative shall have full authority to act in the place of the absent representative. Each Partner shall notify the other in writing of the selection of its representatives and alternate representatives. If any Partner's Ownership Interest is reduced below forty percent (40%) but not below twenty percent (20%), one of the members of the Management Committee representing such Partner (such member to be promptly designated by such Partner or, failing such designation, by the other Partner) shall thereupon be removed from the Management Committee and such Partner shall be entitled to appoint only one member of the Management Committee until its Ownership Interest is increased to forty percent (40%) or more. If any Partner's Ownership Interest is reduced to below twenty' percent (20%) all of such Partner's representatives on the Management Committee shall thereupon be removed from the Management Committee and such Partner shall not be entitled to appoint any members of the Management Committee or to vote in connection with Management Committee matters unless and until its Ownership Interest is increased to twenty percent (20%) or more. The vacancies created by' the removal of such Partner's representatives on the Management Committee shall be filled by the other Partner.

         6.3.  Chairman of Management Committee.  The initial Chairman of the
               --------------------------------
Management Committee shall be selected by GRI from among its representatives on the Management Committee. The initial Chairman shall serve until May 31, 1991. Thereafter, a new Chairman shall be appointed at the beginning of each fiscal year by the Partner who did not select the Chairman in the preceding year. The Chairman (or, if absent, the other representative of the Management Committee appointed by the Partner which selected the Chairman) shall conduct the meetings of the Management Committee, shall designate a secretary to the Management Committee and shall oversee the preparation and circulation of notices, if required, agenda and minutes. The person appointed secretary shall be a Management Committee representative or other agent, representative or employee of the Partner who did not appoint the then current Chairman of the Management Committee.


         6.4.  Meetings of Management Committee.
               --------------------------------

              a. The initial meeting of the Management Committee shall take place at such time and place as the Partners shall agree. A written agenda setting forth all material items to be discussed at any Management Committee meeting shall be prepared and distributed to each Partner at least five (5) days prior to the Management Committee meeting for which the agenda was prepared.
The Management Committee
may estab1ish meeting dates and other requisite notice requirements, in addition to the written agenda requirement, adopt rules of procedure it deems consistent herewith, and meet by means of conference telephone or similar communications equipment. Each Partner shall have the right to call a special meeting of the Management Committee by giving five (5) days' advance written notice of the time, date, agenda and location of such meeting to the other Partner. Notice of any meeting may be waived in writing by the Partners.


              b. The presence at any meeting of one representative appointed by each Partner shall constitute a quorum for the taking of any action; provided, however, that if a Partner is not entitled to appoint at least one member or its representative(s) are otherwise not entitled to vote, the presence of any member of the Management Committee shall constitute a quorum for the taking of any action. Each representative of each Partner shall be deemed to have an irrevocable proxy on behalf of all other representatives to the Management Committee appointed by the same Partner at any Management Committee meeting with respect to any item set forth on the written agenda provided for such Management Committee meeting, and unless any such other representatives are present in person or by phone at such Management Committee meeting, those representatives present in person or by phone shall be entitled to act on behalf of and vote in the stead of those absent representatives for whom he is deemed to have a proxy with respect to any item set forth on the written agenda provided for such Management Committee meeting. In addition, any representative may appoint any other person as proxy to act on his behalf and to vote in his stead at any meeting.

              c. Unless otherwise waived in writing by the Partners, no action may be taken by the Management Committee on a matter unless it is set forth on the written agenda provided for the Management Committee meeting. Any action required or permitted to be taken by the Management Committee must be by a majority vote of the representatives present at such meeting or by unanimous consent in writing, provided that at all times when the Ownership Interest of any Partner is at least 40%, at least one representative of each Partner must approve the action for it to be effective.

              d. Minutes of each meeting of the Management Committee shall be prepared and circulated to the Management Committee representatives. Upon their adoption by the Management Committee, minutes shall be filed in the principal office of the Partnership. Written consents to any action taken by the Management Committee without a meeting shall also be filed with the minutes.

                                      -3O-

         6.5.  Actions Requiring Approval of Management Committee.  The
               --------------------------------------------------
Management Committee shall be responsible for all actions which do not specifically require approval by the Partners under the terms of this Agreement. The Management Committee shall have the power to delegate responsibility for such actions as it deems advisable; provided, however, that the following actions may not be delegated and shall require the approval of the Management Committee pursuant to the voting requirements of Section 6.4:

              a. the making of cash distributions to the Partners other than as contemplated by an approved Business Plan;

              b.  the approval of the hiring of the Director of Marketing;

              c. at any time that any Partner's Ownership Interest is less than 20%, the call for additional capital contributions;

              d. the entering into or consummation of any transaction or agreement between the Partnership and a Partner or an affiliate of a Partner (other than transactions contemplated by Exhibit F attached hereto or
                                         ---------
contemplated by any approved Business Plan (as such term is hereinafter defined) );

              e. the borrowing of funds (except for Convertib1e Debt Loans) or the issuance of securities by the Partnership;

              f. the incurring of any expenditures which are in excess of Fifteen Thousand Dollars ($15,000) for any one item other than as contemplated by an approved Business Plan;

              g. the adoption or change of a significant tax or accounting practice or principle of the Partnership or the making of any significant accounting election by the Partnership;

              h. the institution, settlement or abandonment of any legal action in the name of the Partnership;

              i.  the selection of the Partnership's auditors;

              j. at any time that any Partner's Ownership Interest is less than 20%, the approval or modification of business plans, including capital expenditure budgets, operating budgets and marketing and programming plans ("Business Plans"), which shall be adopted as needed arid shall guide the operations of the Partnership; and

              k. those actions which the Management Committee may take pursuant to Sections 1.2, 5.1, 5.4.a., 5.5, 6.7.a. and 10.2.



         6.6. Actions Requiring Approval of Partners.
              --------------------------------------

              a. The following actions shall require the unanimous consent of the Partners:

              i.   the amendment of this Agreement;

              ii. the taking of any action other than in accordance with the purposes of the Partnership;

              iii. the admission to the Partnership of a new Partner except as provided in Sections 11.2 or 12.3;

              iv. the sale, pledge, encumbrance or other disposition of any substantial portion of the assets of the Partnership, except for the pledge or encumbrance of the Partnership's assets as security for a Convertible Debt Loan and except for transactions contemplated by an approved Business Plan or otherwise in the ordinary course of business;

              V. the development of any plans to make products and services of the Partnership available to a Partner for use in connection with a Business Opportunity under Section 13.3;

              vi. the development of any marketing plans related to services not then being offered by the Partnership which contemplate use of Partnership assets, personnel or other resources;

              vii. the merger or consolidation of the Partnership with or into any other entity;

              viii. the call for additional capital contributions; provided, however, that at any time that any Partner's Ownership Interest is less than 20%, this action shall be governed by
                    Section 6.5.c. hereof;

              ix. the approval or modification of Business Plans, which shall be adopted as needed and shall guide the operations of the Partnership; provided, however, that at any time that any Partner's Ownership Interest is less than 20%, this action shall be governed by Section 6.5.j. hereof; and

              x. the making of any significant tax election by the Partnership.


              b. No Partner shall have any authority to act for, or to assume any obligation or responsibility on behalf of another Partner. In addition to the other remedies specified in this Agreement, each Partner agrees to indemnify and hold the other Partner harmless from and against any claim, demand, loss, damage liability or expense of any kind or nature whatsoever, including attorneys' fees, incurred by or against such other Partner and arising out of or resulting from any action taken by the indemnifying Partner in violation hereof.

         6.7. General Manager and Director of Marketing.
              -----------------------------------------

              a.  General Manager. The Management Committee shall, from time to
                  ---------------
time, designate a General Manager of the partnership. Jeffrey Hansen is hereby designated the initial General Manager of the Partnership, to serve in such position until he resigns or is replaced by action of the Management Committee. Subject to the general oversight of the Management Committee, the General Manager shall be delegated responsibility for the day-to-day management and operation of the Partnership, including, without limitation, arranging for studio, microwave, and uplink operations; studio staffing; billing; technical advice; and equipment purchases and maintenance. The General Manager's compensation shall be paid by the Partnership in accordance with Article 9. The General Manager shall carry out the decisions of the Management Committee and the terms of this Agreement, and shall not take any action in contravention of the Business Plans or budgets and shall have no authority to take any action requiring Management Committee approval without first obtaining such approval. The General Manager shall attend the meetings of the Management Committee, unless otherwise requested by the Management Committee, and shall provide such reports with respect to the Partnership as may be requested by the Management Committee. The General Manager will report directly to the Management Committee.

               b.  Director of Marketing.  The General Manager shall select,
                   ---------------------
subject to the Management Committee's approval, a Director of Marketing to whom shall be delegated responsibility for marketing, sales, and affiliate relations for the Partnership, including, without limitation, managing sales and affiliate relations staff, attending trade shows, developing sales and advertising materials, making sales contacts, and preparing sales contracts.
The Director of Marketing's compensation shall be paid by the Partnership in accordance with Article 9. The Director of Marketing will report directly to the General Manager.


         6.8.  Deadlock.  If in connection with a matter requiring approval by
               --------
the Management Committee or the Partners the vote is evenly split in favor of and in opposition to the matter and a resolution cannot be reached by the Partners prior to the beginning of a new fiscal year with respect to budgets and within 10 days with respect to other matters, a "Deadlock" results and the following provisions shall apply:

               a. If a Deadlock exists with respect to approval of a budget other than the initial budget, a copy of which is attached hereto as Exhibit E,
                                                                     ---------
the budget shall be that budget used for the immediately preceding fiscal year adjusted to reflect the percent change in prices in the preceding fiscal year as indicated in the Consumer Price Index for All Urban Consumers, the U.S. City Average for All Items, issued by the U.S. Department of Labor, Bureau of Labor Statistics, 1967=100 ("CPI").

               b. Except as otherwise provided herein, if a Deadlock exists with respect to any matter other than approval of a budget, such action will not be taken and the Partnership will continue to operate without the proposed change being effected.

                                   ARTICLE 7

                  PLAN OF OPERATION AND SERVICES OF PARTNERS


         7.1.  Plan of Operation.
               -----------------


               a. The Basic Cable Audio Programming service will be offered as follows:


               i. The Basic Cable Audio Programming shall initially consist of nine (9) formats, other than superstations, and may be increased or decreased from time to time.

               ii. The Basic Cable Audio Programming initially shall be uplinked from the studio leased by Galactic to customers of the Partnership via the audio subcarriers on Transponder 8, 9 or 11 (the "Transponders"), which are full-time, non-preemptible transponders on domestic communications satellite Galaxy III, to the extent the audio subcarriers on the Transponders are functional and available to Galactic and GRI.

               iii. The Partners acknowledge that neither Galactic nor any affiliate of Galactic shall have any obligation to undertake any action or expense to maintain any current transponder or audio subcarrier thereof, or to procure any other substitute transponder or any audio subcarriers on any other transponders, including transponders and/or audio subcarriers on "next generation" satellites (any thereof being a "Substitute Transponder").

                        Notwithstanding the foregoing, if at any time within thirty-six (36) months after the date of this Agreement, a Substitute Transponder is or becomes available to Galactic or GRI, and such Substitute Transponder is located on a satellite which is or will be transmitting the signals of at least three full-time cable networks, and Galactic or GRI desires to offer such Substitute Transponder to the Partnership for use, the Partnership shall be obligated to use such Substitute Transponder and shall pay Galactic or GRI, as applicable, an amount equal to the fair market value of such Substitute Transponder as determined at the date such Substitute Transponder is offered to the Partnership; provided, however, that the Partnership shall only be obligated to pay for such space on the Substitute Transponder as is necessary to meet the needs, from time to time, of the Partnership.


               b. The partnership shall develop a marketing plan with the purpose of maximizing the Basic Cable Audio programming services of the Partnership.


               c. The Partners acknowledge that a certain amount of time (the "Transition Period") will be required to coordinate and integrate their respective separate Basic Cable Audio Programming businesses which exist as of the date of this Agreement. These issues include the need to coordinate the change in satellite to the satellite presently used by Galactic, to develop and coordinate the format, presentation and delivery of the Partnership's programming and the like. The Partners agree that the Management Committee shall have responsibility for managing and resolving these issues during the Transition Period, and shall work promptly and expeditiously to resolve such issues. The Partners also acknowledge that the Partnership will be incurring certain duplicitous costs during the Transition Period. In order to limit the amount of time during which such excess costs are incurred by the Partnership, it is hereby agreed that if the Management Committee has not resolved the transition issues within the first sixty (60) days following the Formation Date, then the Partnership shall thereafter only pay such costs as are contemplated to be paid by the Partnership during its normal operations following the Transition Period. Any costs not paid by the Partnership shall be the responsibility of the Partner who would otherwise have incurred such costs in connection with the operation of its separate Basic Cable Audio Programming business.



         7.2.  Specialized Services.  If the Management Committee determines the
               --------------------
need for the specialized services of a Partner or an affiliate of a Partner (other than those contemplated by this Agreement and other than those contemplated by an approved Business Plan), such Partner or affiliate shall submit a detailed written proposal for specialized services to be rendered to the Management Committee for approval prior to the performance of any such services, and, if approved, such Partner or affiliate shall be compensated accordingly.


                                   ARTICLE  8

                                   EMPLOYEES



         Unless individuals are loaned to the Partnership by one of the Partners hereto pursuant to the mutual agreement of the Partners, persons performing full-time services to the Partnership shall be deemed employees of the Partnership. In the case of individuals loaned to the Partnership, the persons so loaned shall remain the employees of the furnishing Partner or its affiliate, and their costs and expenses will be charged to the Partnership in accordance with Article 9. Any Partner may recommend individuals for full-time employee positions with the Partnership.


                                   ARTICLE 9

                          EXPENSES OF THE PARTNERSHIP;

                       CHARGES TO AND BY THE PARTNERSHIP



         9.1.  Expenses of the Partnership.  The Partnership shall pay all of
               ---------------------------
its own operating, overhead and administrative expenses of every kind, including the expenses of Partnership employees.

         9.2.  No Salary.  Except as set forth herein, or as subsequently agreed
               ---------
to in writing, no Partner shall receive any salary, commission or fee for service rendered on behalf of the Partnership.


         9.3.  Compensation for Services of the Partners. The Partnership shall
               -----------------------------------------
pay any Partner for goods and services, including the services of any individuals loaned to the Partnership pursuant to Article 8 hereof, provided by such Partner or its affiliates to the Partnership an amount equal to the fair market value of the goods or services provided. Any amount agreed to be paid to any Partner for goods or services provided to the Partnership shall be deemed to be the fair market value of the goods and services so provided. GRI and its affiliates shall provide to the Partnership the types of goods and services identified on Exhibit F attached hereto, which shall include but not be limited
              ---------
to, all costs for studio, microwave and uplink services, transponders used by the Partnership, data processing, communications and purchasing services and personnel. The charges therefor as set forth on Exhibit F and calculated in
                                                 ---------
accordance with Exhibit F are hereby deemed to be the fair market value for such
                ---------
goods and services.

                                  ARTICLE  10

                          DISSOLUTION AND LIQUIDATION



         10.1.  Events of Dissolution and Liquidation.  The Partnership shall be
                -------------------------------------
dissolved and its affairs wound up pursuant to this Agreement upon the first to occur of any of the following events ("Events of Dissolution"):



                a. the unanimous written consent of the Partners to dissolution;



                b. the sale or other disposition of substantially all of the assets of the Partnership (excluding a mortgage, pledge or encumbrance of such assets), unless the Partners elect to continue the business of the Partnership;



                c. the declaration of a Default as an Event of Dissolution by a nondefaulting Partner pursuant to Section 12.2.b.;



                d. the entry of an order by a court of competent jurisdiction declaring Section 2.4 or Articles 6, 11, 12 or 13 invalid or unenforceable and the Partners are unable to negotiate a new agreement as contemplated by Section 15.13;

                e. the withdrawal or dissolution of a Partner, unless in any such instance the remaining Partner elects to continue the business of the Partnership;



                f. upon any Partner (i) admitting in writing its inability to pay its debts generally as they become due; (ii) filing a petition in bankruptcy or a petition to take advantage of any insolvency law; (iii) making an assignment for the benefit of its creditors; (iv) consenting to the appointment of a receiver of itself or of the whole or any substantial part of its property;
(v) failing to obtain dismissal of any petition in bankruptcy filed against it within 60 days of the filing thereof; or (vi) filing a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, in each case if, and only if, the Partner not subject to any of the foregoing events elects in writing to dissolve and wind up the Partnership;



                g. the entry of an order for relief pursuant to an involuntary petition against the Partnership under Chapter 7 of the bankruptcy law of the United States; the filing by the Partnership of a voluntary petition for liquidation under Chapter 7 of the Bankruptcy Code of the United States; the general assignment by the Partnership for the benefit of creditors under the laws of any state; or the appointment of a receiver for all or substantially all of the assets of the Partnership, unless such receivership is dissolved within 30 days after the appointment of such receiver; however, the filing of a voluntary petition under Chapter 11 of the Bankruptcy Code of the United States by the Partnership, or the entry of an order for relief pursuant to a voluntary or involuntary petition by or against the Partnership under Chapter 11 of the Bankruptcy Code of the United States, shall not, in itself, cause dissolution of the Partnership;


                h. the happening of any event which makes it unlawful for the Partnership business to be conducted;


                i. the expiration of the term provided in Section 1.5 of this Agreement; and


                j. the occurrence or existence of any other event not inconsistent herewith which would cause dissolution of the Partnership under the Colorado Uniform Partnership Act.


         10.2.  Winding-Up.  Upon the occurrence of an Event of Dissolution, the
                ----------
Partnership's affairs shall be wound up by the person designated by the Management Committee to do so, or if no such person is designated, then by the General Manager, or, if there is no General Manager, by such other person or persons required by law to wind up its affairs (the "Liquidator"), as follows:


                a. A statement of the assets and liabilities of the partnership as of the date of dissolution shall be prepared.


                b. The assets and properties of the Partnership shall be liquidated or valued at their fair market value by the Liquidator or an appraiser selected by the Liquidator as promptly as possible, and receivables collected, all in an orderly and businesslike manner so as not to involve undue sacrifice.


                c. The assets of the Partnership, including the proceeds of liquidation, shall be applied and distributed in the following order of priority:


                i. to the payment of the debts and liabilities of the Partnership to third parties;

                ii. to establishing any reserves that the Liquidator, in accordance with sound business judgment, deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, which reserves may be paid over by the Liquidator to an escrow agent selected by it to be held by such agent for the purpose of: (a) distributing such reserves in payment of the aforementioned contingencies, and (b) upon the expiration of such period as the Liquidator may deem advisable, distributing the balance thereof in the manner provided herein;

                    iii. to the payment, first, of Convertible Debt Loans, pro rata in accordance with their respective unpaid balances, and then to the payment of any other loans to the partnership by the Partners, pro rata in accordance with their respective unpaid balances; and

                    iv. subject to the provisions of Section 4.1 hereof with respect to distributions in kind upon dissolution of the Partnership, to the Partners in proportion to each Partner's Ownership Interest.


If there are any outstanding Capital Loans, or Convertible Debt Loans by a Complying Partner, any amounts otherwise payable to the Defaulting Partner under
Section 10.2.c. shall be paid to the Complying Partner until such loans are paid in full. If there are any outstanding obligations of the Defaulting Partner to the Partnership under Section 2.4, an amount equal to the obligations of the Defaulting Partner to the partnership shall be paid to the Complying Partner before any distribution is made to the Defaulting Partner under Section 10.2.c. Distributions pursuant to this Section 10.2 shall be made within the time limits established by Treasury Regulations under IRC Section 704(b).

                                  ARTICLE  11

                      RESTRICTIONS ON TRANSFER OR SALE OF

                         PARTNERSHIP OWNERSHIP INTEREST



         11.1.  Restrictions on Transfer.  No Partner shall sell, transfer,
                ------------------------
pledge or otherwise dispose of all or any part of or rights in its Ownership Interest ("Transfer") except in accordance with this Article 11. Notwithstanding the foregoing, a Partner may mortgage, pledge or encumber its Ownership Interest to a financial institution and a Partner may transfer all or part of its Ownership Interest to any affiliate of such partner, including any entity which controls such Partner, which is controlled by such Partner, or which is under common control with such Partner, or any general or limited partnership in which the Partner or any affiliate of such Partner is a general partner (a "Permitted Transferee").



         11.2.  Buy-Sell Procedure.
                -------------------


                a. Any Partner ("Offeror") shall have the right to serve upon the other Partner ("Offeree") a notice (the "Offering Notice") that the Offeror is initiating the buy-sell procedure set forth in this Section 11.2. The Offering Notice shall specify a dollar value for the entire Partnership. The Offeree shall have ninety (90) days after receipt of the Offering Notice to elect to sell all, but not less than all, of its Ownership Interest or to buy all, but not less than all, of the Offeror's Ownership Interest. If the Offeree does not exercise either of its options within ninety (90) days after the receipt of the Offering Notice, the Offeree shall be deemed conclusively to have elected to sell its Ownership Interest in the Partnership.


                b.  The price for a sale or purchase pursuant to this Section
11.2 shall be the amount which equals the Ownership Interest to be bought or sold free and clear of all liens and encumbrances, expressed as a percentage, times the dollar value of the entire Partnership specified in the Offering Notice, less the dollar amount owed on Capital Loans by the selling Partner to the purchasing Partner and plus the dollar amount owed on Capital Loans by the purchasing Partner to the selling Partner. The full purchase price to be paid by either the Offeror, the Offeree or the designee of either (appointed pursuant to Section 11.2.c.) shall be paid on the Closing Date (as such term is hereinafter defined) in cash, by certified or cashier's check or by wire transfer of funds to an account specified at least two days prior to the Closing Date by the person whose Ownership Interest is being purchased.


                c. A Partner obligated to purchase under this Section 11.2 may designate another person as the purchaser and shall fix a closing date (the "Closing Date") not later than 15 days following the exercise or expiration of the options stated in
Section 11.2.a. above. The closing shall take place on the Closing Date at the office of the Partnership or at such other place as the Partners shall mutually agree.


                d.  At the closing, the selling Partner shall:


                i. execute and deliver to the purchasing Partner or its designee an assignment of its entire Ownership Interest in the Partnership and any other instruments that such purchasing Partner or its designee may reasonably require to give such purchasing Partner or its designee good and clear title, free of all liens and encumbrances, to all of the selling Partner's right, title and interest in and to the Partnership;

                ii. pay any transfer or similar taxes arising out of, or in connection with, the sale and transfer of its Ownership Interest to the purchasing Partner or its designee (other than foreign, federal, state and local net income taxes payable by the purchasing Partner or its designee); and

                iii. the purchasing Partner or its designee shall pay to the selling Partner the purchase price in accordance with the provisions of Section 11.2.b.



                e. The sale by a Partner of its Ownership Interest in the Partnership pursuant to this Section 11.2 shall not relieve the selling Partner of any of its obligations under this Agreement arising prior to such transfer, but the selling Partner shall be relieved of any obligations under this Agreement arising subsequent to such transfer. Upon the consummation of such sale, the purchasing Partner and its designee, if any, shall execute and deliver to the selling Partner, in form reasonably satisfactory to the selling partner, an instrument assuming all such post-transfer liabilities and obligations of the Partnership, together with a covenant to hold the selling Partner harmless from and against all such liabilities and obligations; provided that the foregoing shall not relieve the selling Partner of any liability arising out of its breach of this Agreement.


                f. If the purchasing Partner or its designee fails to consummate the acquisition of the selling Partner's Ownership Interest on the Closing Date, then the purchasing Partner automatically shall be deemed to have become the selling Partner (the "New Selling Partner"), and the other Partner (the "New Purchasing Partner") shall have the option of purchasing the Ownership Interest of the New Selling Partner at a price in cash equal to 90% of the value of the New Selling Partner's Ownership Interest as determined pursuant to
Section 11.2.b hereof. The closing on any such acquisition shall be on a date selected by the New Purchasing Partner which is not more than 105 days after the New Selling Partner's default. If the New Purchasing Partner elects not to acquire the New Selling Partner's Ownership Interest, then the Partnership shall continue unless or until terminated or dissolved in accordance with this Agreement or unless or until any Partner elects to exercise its rights pursuant to Section 11.2 hereof or Section 12.3 hereof.



                g. No Offering Notice may be given by a Partner within 180 days of the date on which a Partner first gives notice that it will proceed to purchase the other Partner's Ownership Interest pursuant to Section 12.3.a. hereof.



         11.3.  Right of First Refusal.
                -----------------------



                a. If a Partner shall receive a bona fide offer in writing from a third party which is not a Permitted Transferee of such Partner (a "Bona Fide Offer") for all of its Ownership Interest and shall propose to transfer all of its Ownership Interest in accordance with such Bona Fide Offer, then the Partner that received the Bona Fide Offer (the "Selling Partner") shall afford the other Partner (the "Offeree Partner") a right of first refusal to acquire such Ownership Interest at the same price and on substantially the same terms offered to the Selling Partner by such third party.



                b. The Selling Partner shall give notice to the Offeree Partner of the Bona Fide Offer within 3 days of the Selling Partner's determination that it desires to accept the Bona Fide Offer (an "Offer Notice"), enclosing with such Offer Notice a complete and correct copy of the Bona Fide Offer setting forth all the terms thereof.

                c. If the Offeree Partner or any other person that the Offeree Partner may designate (a "Designee") shall desire to exercise the right of first refusal then it: shall do so in accordance with the following provisions:



                i. the Offeree Partner or its Designee shall give written notice thereof to the Selling Partner within thirty (30) days after the Offer Notice was received and, if a Designee is to effect the purchase, the Offeree Partner shall guarantee the performance of such Designee;

                ii. the Offeree Partner or its Designee shall tender payment one terms no less favorable than those offered by such third party (except that such terms may provide for the payment of all Capital Loans owed by the Selling Partner to the Offeree Partner), provided that to the extent that the consideration offered in the Bona Fide Offer is cash in whole or in part, the tendered payment must include an amount of cash equal to that in the Bona Fide Offer, and provided further that any such cash payment must be tendered within ninety (90) days after the Offer Notice was received; and

                iii. the closing of a purchase of the Selling Partner's Ownership Interest by the Offeree Partner or its Designee shall be held at a mutually acceptable place on a mutually acceptable date within such ninety (90) days.
                       At such closing, the Selling Partner shall, on receipt of the payment therefor, assign its Ownership Interest to the Offeree Partner or its Designee and shall execute such documents as may be necessary to effectuate the sale.

                d. If the Offeree Partner shall elect not to exercise its right of first refusal or if the 90-day period shall lapse without the Offeree Partner or its Designee tendering payment, then the Selling Partner may transfer its Ownership Interest to the third party; provided that such transfer is effected in accordance with all provisions of Section 11.3 and that:



                i. the Selling Partner shall sell not less than its entire Ownership Interest to the third party which made the Bona Fide Offer;

                ii. such transfer must be made upon substantially the same terms set forth in the Offer Notice (any cash payments called for in the Bona Fide Offer must remain the same or higher for the transfer to be considered to be made upon substantially the same terms set forth in the Offer Notice);

                iii. such transfer must be made within sixty (60) days after the expiration of the 30-day period or the 90-day period, as the case may be;

                iv. the transferee shall be bound by the provisions of and assume the obligations of the Selling Partner under this Agreement as fully and to the same extent as though such transferee had executed this Agreement;

                v. the Selling Partner shall not be relieved of any of its obligations under this Agreement arising prior to such transfer, to the extent such obligations shall not be discharged by the transferee, but the Selling Partner shall be relieved of any obligations under this Agreement arising subsequent to such transfer;

                vi. the Offeree Partner's consent to the transfer must be obtained if any transfer is to be made hereunder when any Default by the Selling Partner has occurred and is continuing or when any Capital Loan or Convertible Debt Loan from the Selling Partner to the Offeree Partner or the Partnership, as applicable, is outstanding or during any liquidation or dissolution proceeding of the Partnership; and

                vii. the Selling Partner and the transferee shall execute such documents as the Offeree Partner shall reasonably request to evidence the assumption and continuing obligations referred to herein.


If such sale does not take place in accordance with the foregoing conditions, then the Selling Partner shall remain a Partner as if the Offer Notice had not been given.


                e. The Selling Partner does not waive any claims or remedies it may have in law or equity against the Offeree Partner in case the Offeree Partner elects to purchase (or to cause a Designee to purchase) and wrongfully fails to so purchase the Selling Partner's Ownership Interest.


                                  ARTICLE  12

                                    DEFAULT



         12.1.  Definition of Default.  For the purpose of this Agreement, a
                ---------------------
"Default" shall occur upon:

                a. the failure of a Defaulting Partner to pay, within 30 days of the time required, the full amount of any additional capital contribution required by the Management Committee or the principal and interest due on any Capital Loan, or to timely perform any other obligation under any documents relating to any Capital Loan;



                b. a breach by any Partner of a material term of this Agreement, if such breach was not cured within thirty (30) days of receipt of written notice from the other Partner that a breach had occurred;



                c. the bankruptcy of a Partner, or the admission in writing by a Partner of its inability to pay its debts as they come due; or



                d. the failure of the Partnership to timely make any payments under any loan from a Partner or its affiliates to the Partnership, including any Convertible Debt Loan, or to timely perform any of its obligations under any documents relating to any loan from a Partner or its affiliates to the partnership, including any Convertible Debt Loan.



         12.2.  Remedies.  Upon a Default, in addition to  the remedies provided
                --------
elsewhere in this Agreement, the nondefaulting Partner shall have:

                a. all rights and remedies provided by law or in equity, including (if a secured party) the rights and remedies of a secured creditor under the Colorado Uniform Commercial Code;


                b.   the right to dissolve the Partnership;


                c. the right to require the Partner in Default to invoke the buy-sell procedure set forth in Section 11.2 at any time after such Partner has been in Default for a period of at least 120 consecutive days;



                d. the right to purchase the Ownership Interest of a Partner in Default as provided in Section 12.3.



         12.3.  Buy-Out of Partner in Default.
                ------------------------------



                a. Upon the occurrence of a Default described in Section 12.1.a. or 12.1.b., the nondefaulting Partner, or the assignee or designee of the nondefaulting Partner, shall have the right, upon notice to the Partner in Default to purchase the Ownership Interest of the Partner in Default for a purchase price equal to 90% of the appraised value of the Ownership Interest, minus any amounts owed by the Partner in Default to the nondefaulting Partner under any Capital Loans. Each party shall select an independent appraiser within thirty (30) days and such independent appraisers shall select a third appraiser within fifteen (15) days, which third appraiser shall promptly determine the value of the Ownership Interest of the Partner in Default; provided, however, if a party fails to appoint an appraiser within thirty (30) days after the above-referenced notice, the appraiser appointed by the other party shall determine the value of the Partner in Default's Ownership Interest. The closing of the sale of the Ownership Interest of the Partner in Default shall take place at the office of the Partnership, or at such other place as the Partners shall mutually agree, on a date selected by the nondefaulting Partner which shall be within 90 days of notice of the appraiser's determination of the value of the Ownership Interest. At the closing the purchase price shall be paid in cash, by cashier's or certified check or by wire transfer to an account specified by the Partner in Default at least two days prior to the Closing Date. Transfer or similar taxes arising out of, or in connection with, the sale and transfer of the Ownership Interest of the Partner in Default shall be paid by the Partner in Default. The Partner in Default shall execute and deliver an assignment of its Ownership Interest in a form acceptable to the nondefaulting partner, or its assignee or designee. The nondefaulting Partner and its assignee or designee, if any, shall execute and deliver an instrument assuming all post-transfer liabilities and obligations of the Partnership.

                b. No notice pursuant to Section 12.3.a hereof may be given by a nondefaulting Partner within 106 days of the date on which a Partner first gives an Offering Notice pursuant to Section 11.2 hereof.



                                  ARTICLE  13

                                 NONCOMPETITION



         13.1.  Noncompetition with the Partnership. Affiliation agreements for
                -----------------------------------
Basic Cable Audio Programming services with cable television system operators in the Territory entered into after the date of this Agreement by either Partner shall be entered into in the name of and on behalf of the Partnership. If an affiliation agreement is entered into notwithstanding this provision in the name of an individual Partner it shall be deemed a Partnership asset and such Partner shall assign it to the Partnership. An assignment by a Partner of an affiliation agreement pursuant to this provision shall not constitute an additional capital contribution to the Partnership and shall have no effect on the Partner's Ownership Interest or capital account.



         13.2.  Noncompetition Between the Partners.  Except by virtue of their
                -----------------------------------
respective status as a Partner in the partnership and except as contemplated by this Agreement, for so long as this Agreement remains in effect, neither TSI nor

GRI, nor any of their respective affiliates, employees, officers or agents shall directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected in any manner with the provision of Basic Cable Audio programming services other than through the Partnership.



         13.3.  Remedies.  The Partners further agree that the remedy at law for
                --------
a breach of the foregoing would be inadequate and that the non-breaching party hereunder shall be entitled to injunctive relief for such a breach and attorneys' fees, which relief shall be cumulative to other remedies and relief ordinarily available under such circumstances and shall not be construed as an exclusive remedy or relief.



         13.4.  Drake-Chenau1t/Jones Satellite Services. Notwithstanding any
                ---------------------------------------
other provision of this Agreement, TSI and GRI agree that the offering of radio station music programming services to radio stations as now conducted by Galactic through the partnership known as Drake-Chenault/Jones Satellite Services, or as such services or similar services may be provided in the future by such partnership, Galactic, TSI, or any affiliate of Galactic or TSI, including any Permitted Transferee, does not constitute Basic Cable Audio Programming Services.

                                  ARTICLE  14

                                 FORCE MAJEURE



         14.1.  Force Majeure.  No Partner hereto shall be liable to the other
                -------------
Partner and no Partner hereto shall be deemed in default hereunder for any failure or delay in the performance of any of its covenants, agreements or obligations, caused by or arising out of any of the following conditions of force majeure: disaster, labor disturbances, shortage of labor or equipment, strikes, lockouts, other industrial disturbances, acts of God, satellite, transponder and sub-carrier failures of any nature, acts of a public enemy, war, blockade, riot, insurrection, lightning, fire, storm, flood, inclement weather, explosion, or any regulations, restrictions or acts of governmental agencies, or on account of any eventualities or conditions, whether enumerated or not, beyond the reasonable control of such Partner.



         14.2.  Notice of Force Majeure.  The Partner affected by any condition
                -----------------------
of force majeure as described in this provision shall promptly notify the other Partner in writing and hereby agrees to use reasonable diligence to remove any such conditions of force majeure as may occur from time to time (except GRI and Galactic shall have no obligation to undertake any action or expense to procure a Substitute Transponder in the event the Transponders are unavailable or dysfunctional due to any condition of force majeure). No right of a Partner shall be affected for failure or delay of that Partner to meet any condition of this Agreement where such failure or delay is caused by a condition of force majeure as defined herein, and such partner shall be excused from performance of any obligation affected by such condition of force majeure during the period required to overcome the delay; and the time limits provided in this Agreement to meet any condition affected by force majeure shall be deemed and treated as extended for a period commensurate with the delay caused by force majeure; provided, however, nothing contained herein shall require the settlement of strikes, lockouts, or other labor difficulties by the Partner affected contrary to its wishes, and the disposition or manner of handling or remedying any and all such labor difficulties is hereby expressly acknowledged to be entirely within the discretion of the Partner concerned. Nothing contained herein shall prohibit the Partnership from obtaining from other sources the goods and/or services which were to have been provided by the Partner but which are affected by force majeure.


                                  ARTICLE  15

                                 MISCELLANEOUS



         15.1.  Limits of Partnership.  The relationship between the Partners
                ---------------------
shall be limited to the performance of
matters stated in this Agreement. Nothing in this Agreement shall be construed to create a partnership for other matters between the Partners, nor to authorize any Partner to act as general agent for the other Partner, nor to permit any Partner to bid for or undertake any other contract for the other Partner, nor to borrow money on behalf of or to use the credit of the other Partner for any purposes. Should any Partner commit acts beyond the scope of this Agreement which cause liability to be imposed on the other Partner, the Partner committing such acts shall indemnify the other Partner against any lost profits, damages, losses, claims, costs, attorneys' fees and other expenses incurred by reason of such acts.


         15.2.  Insurance.  The Partnership shall obtain sufficient insurance
                ---------
to protect the Partnership from and against such liabilities and risks as are customarily insured against by prudent persons engaged in similar businesses, except that neither the Partnership, either Partner or Galactic shall be required to maintain any form of insurance with respect to any Transponder, Substitute Transponder, satellite or any associated space or terrestrial equipment.


         15.3.  Confidential Information.
                -------------------------


                a. Each Partner has acquired, and the Partnership is expected to acquire, certain knowledge and information, developed and experimental, not generally known in the business relating to the business of the Partnership, including the information set forth on the Exhibits to this Agreement and the contracts and agreements contributed to the Partnership pursuant to Section 2.2 hereof, or entered into by the Partnership after the date hereof, which provides each Partner, and will provide the Partnership, with a competitive advantage relating to methods, processes, technology, formulas, know-how, research and development programs, plans, sales and requirements and other confidential business information, trade secrets and data (collectively, "Confidential Information"). Confidential Information shall not include:


                i. information known to the Partner prior to formation of the Partnership and not obtained or derived directly from the other Partner;

                ii. information which is or becomes available to the general public other than through acts or omissions attributable to the Partner; or

                iii. information obtained from a third party who is lawfully in possession of the same and who is not subject to a confidentiality or nonuse obligation owed to the other Partner, the Partnership or others with respect to that information.

For purposes of this Agreement, specific information disclosed shall not be deemed to be within the foregoing exceptions merely because it is embraced by general information in the public domain. The Partners recognize that as a result of being a party to this Partnership each Partner will obtain access to some of the other Partner's Confidential Information as well as to the Confidential Information of the Partnership and that the other Partner or the Partnership would suffer great loss and irreparable harm upon disclosure or improper use of such Confidential Information. Each Partner agrees to keep secret all Confidential Information of the other Partner and the Partnership and agrees not to disclose the same, except to its affiliates who agree to be bound to maintain Confidential Information in confidence to the same extent the Partner is bound hereunder. In addition, each Partner shall cause all employees of the Partner or its affiliates who will have access to Confidential Information to maintain the confidence of the Confidential Information to the same extent each Partner is bound hereunder. Upon termination of this Agreement, all memorandum, notes, records, writings, reports, manuals, drawings and any other items belonging to each Partner, including all copies thereof, shall be returned to their respective owner.


                b. Notwithstanding the foregoing, without prior agreement of the Partner or the Partnership, each Partner may make such disclosures of Confidential Information which it is required to make by law, is advised by counsel that it may be required to make by law, or as are necessary or advisable under or pursuant to the rules and regulations of the

Securities and Exchange Commission in connection with any offering of securities. In addition, such disclosures as are reasonably necessary to accomplish the overall business purposes of this Agreement may be made to such of the following types of business individuals and entities as shall first agree to maintain Confidential Information in confidence to the same extent the Partner is bound hereunder and not to use Confidential Information except for the purposes for which it is disclosed: (i) consultants, contractors, suppliers, accountants, and the like, engaged to perform services or provide material or equipment for the Partnership; (ii) potential lenders of funds for any operations or activities proposed to be conducted hereunder; (iii) individuals or entities with whom the Partner is negotiating for resale, transfer or assignment of the Partner's Ownership Interest; and
(iv) governmental agencies to the extent that such disclosure is lawfully required by such agencies or to the extent that such Confidential Information is inextricably contained in information lawfully required by such agencies, provided that the Partner will make reasonable efforts to make such disclosures to such agencies in confidence if possible and if not possible to request such agencies to refrain from publishing and to minimize access by others to such Confidential Information.

                c. The obligation of any Partner to maintain Confidential Information in confidence pursuant to this Section 15.3 shall expire at such time as the Partnership is terminated or at such time as such Partner and/or any affiliate of such Partner ceases for any reason to be a Partner in the Partnership, except as such term may be extended by virtue of the provisions of any affiliate agreement of the Partnership.



         15.4.  No Press Release.  No Partner shall make any announcement,
                ----------------
press release or public statement relating in any manner to the Partnership or operations under this Agreement without first furnishing the proposed text thereof to the other Partner and obtaining the other Partner's approval in writing, which approval shall not be unreasonably withheld; provided, however, that the requirement for written approval is waived when public disclosure by any Partner may be required by law or regulations promulgated thereunder, or may, upon advice of counsel, be required by law, or is necessary or advisable in connection with any offering of securities, or is required by judicial order or similar pronouncement, or the rules of an established stock exchange. Whenever practicable, such announcements, press releases and public statements shall be issued jointly by the Partners.



         15.5.  Modification.  No change, modification or amendment to this
                ------------
Agreement shall be valid unless the same is in writing and signed by both Partners.

         15.6.  Gender and Number.  Each pronoun shall include any gender or
                -----------------
number thereof as the situation requires.



         15.7.  Benefits and Obligations.  All provisions of this Agreement
                ------------------------
shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto, their permitted successors and permitted assigns.


         15.8.  Counterparts.  This Agreement may be executed in several
                ------------
counterparts, each of which when so executed shall be considered as an original and all of which together shall constitute one agreement.


         15.9.  Captions.  The captions at the beginning of the sections of this
                --------
Agreement are not a part of this Agreement but merely labels to assist in the locating and reading of those sections and shall be ignored in construing this Agreement.


         15.10.  Further Performance.  The Partners covenant and agree to
                 -------------------
execute any further instruments and documents and perform acts which are or may become necessary to carry out the purposes of this Agreement.


         15.11.  Governing Law.  This Agreement shall be governed by the laws of
                 -------------
the State of Colorado.

         15.12.  Notices.  All notices and other communications required or
                 -------
permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered, if delivered by hand or three (3) days after deposit in the United States mails if mailed, first class mail, postage prepaid, certified mail, return receipt requested:

         i.      If to TSI:

                 TEMPO Sound, Inc.
                 c/o International Cablecasting
                   Technologies Inc.
                 9478 W. Olympic Boulevard
                 Suite 301
                 Beverly Hills, California  90212
                 Attn:  Jerald Rubenstein

                 With a copy to:

                 Peter A. Gross, Esq.
                 342 Madison Avenue, Suite 505
                 New York, New York 10173

         ii.     If to GRI:

                 Galactic Radio Partners, Inc.
                 c/o Galactic Radio, Inc.
                 9697 East Mineral Avenue
                 Englewood, Colorado  80112
                 Attn:  President

                 With a copy to:

                 General Counsel
                 c/a Galactic Radio, Inc.
                 9697 East Mineral Avenue
                 Englewood, Colorado  80112


or to such other address or addresses as may hereafter be specified by notice given by any of the above to the others.

         15.13.  Severability.  Each provision of this Agreement shall be
                 ------------
considered severable and if for any reason any provision of this Agreement is determined to be invalid, such invalidity shall not impair the operation or affect other provisions of the Agreement and the parties further agree that if a court of competent jurisdiction shall declare Section 2.4 or Articles 6, 11, 12 or 13 to be invalid or unenforceable, the parties shall in good faith renegotiate such provisions to carry out the intent of the parties at the time of the signing of this Agreement and if the parties fail to reach such agreement, the partnership shall be dissolved.


         15.14.  Title to Property.  Title to the property owned by the
                 -----------------
Partnership shall be held in the name of the Partnership.


         15.15.  Reimbursement of Certain Expenses of the Partners.  Subject to
                 -------------------------------------------------
the limitations set forth in the Agreement, the Partners may pay certain expenses on the Partnership's behalf and shall be entitled to reimbursement from the Partnership for all direct expenses incurred in the operation of the Partnership's business.



         15.16.  No Commissions.  Each Partner hereto represents and warrants to
                 --------------
the other that it has not incurred any obligations or liabilities, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other like payment in connection with this Agreement or the transaction contemplated hereby for which any Partner will have any liability hereunder to the other Partner. Each Partner hereto agrees to indemnify and hold the other hereto harmless against and in respect of any breach by it of the provisions of this Section 15.16.


         15.17.  Merger.  This Agreement constitutes the entire agreement and
                 ------
understanding of the parties hereto with respect to the subject matter hereof and merges and supersedes all other or prior written or oral agreements or understandings of the parties with respect to the subject matter hereof.


         IN WITNESS WHEREOF, the parties hereto have executed this Partnership Agreement as of the date first set forth above.




                                      TEMPO Sound, Inc.
                                      an Oklahoma corporation

                                      By: /s/ Jerald H. Rubinstein
                                          --------------------------
                                          Chairman


                                      GALACTIC RADIO PARTNERS, INC., a
                                      Colorado corporation

                                      By: /s/ Glenn R. Jones
                                          -------------------------
                                          Chief Executive Officer